CHEMUNG FINANCIAL CORPORATION CLAWBACK POLICY

The Board of Directors (the “Board”) of Chemung Financial Corporation (the “Company”) believes that it is in the best interests of the Company and its stockholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below).

The Company has adopted the Policy as a supplement to any other clawback policies or provisions in effect now or in the future at the Company. To the extent this Policy applies to compensation payable to a person covered by this Policy, it shall supersede any other conflicting provision or policy maintained by the Company and shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if the other policy or provision provides that a greater amount of compensation is subject to clawback, the other policy or provision shall apply to the amount in excess of the amount subject to clawback under this Policy.

This Policy shall be interpreted to comply with the clawback rules found in 17 C.F.R. §240.10D and the related listing rules of the national securities exchange or national securities association (the “Exchange”) on which the Company has listed securities, and, to the extent this Policy is in any manner deemed inconsistent with those rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

1. Definitions. The terms listed below shall have the same meaning as defined in Rule 10D-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the date of the adoption of this Policy, the following terms have the following definitions under Rule 10D-1(d):

(a)    “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)    “Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulatory agency, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(c)    Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement. The amount of Erroneously Awarded Compensation shall be determined on a gross basis without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting

Restatement: (i) the amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of such reasonable estimate and provide such documentation to the Stock Exchange.

(d)    “Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an “Executive Officer” if the executive officer performs policy making functions for the Company.

(e)    “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” includes, but is not limited to, stock price and total shareholder return.

(f)    “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(g)    Received” means incentive-based compensation received in the Company’s fiscal period during which the Financial Reporting Measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

2. Application of the Policy. This Policy applies in the event the Company is required to prepare an Accounting Restatement and it shall apply to all Incentive-Based Compensation Received by a person: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year.

3. Recovery Period. The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received during the three completed fiscal years immediately preceding the date the Company is required to prepare an Accounting Restatement as described in Section 2 of this Policy; provided that the individual served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date the Company is required to prepare an Accounting Restatement shall be determined pursuant to Exchange Act Rule 10D-1(b)(1)(ii).

(a) Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is received (1) while the Company has a class of securities listed on an Exchange and (2) on or after October 2, 2023.

(b) See Exchange Act Rule10D-1(b)(1)(i)(D) for certain circumstances under which the Policy will apply to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year.

4. Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to the Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive Based-Compensation that otherwise would have been received had it been determined based on the restated amounts in the Company’s financial statements and shall be computed without regard to any taxes paid.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (1) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

5. The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Compensation Committee of the Board of Directors (the “Committee”) shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. The determination will be consistent with any applicable legal guidance, by the Securities and Exchange Commission, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement.

(a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Committee determines that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover the Erroneously Awarded Compensation, document the reasonable attempt(s) to recover, and provide that documentation to the Exchange, as required.

(b) If applicable, Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in a violation and will provide the opinion to the Exchange.

(c) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

6. Committee Decisions. Decisions of the Committee with respect to this Policy shall be final, conclusive, and binding on all Executive Officers subject to this policy, unless determined by a court of competent jurisdiction to be an abuse of discretion.

7. No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company, the governing docs of the Company or any agreement between the Company and an Executive Officer, no Executive Officer will be indemnified by the Company against the loss of any Erroneously Awarded Compensation.

8. Agreement to Policy by Executive Officers. The Committee shall take reasonable steps to inform Executive Officers of this Policy and the Executive Officers shall acknowledge receipt and adherence to this Policy in writing.

9. Exhibit Filing Requirement. A copy of this Policy and any amendments thereto shall be filed as an exhibit to the Company’s Annual Report on Form 10-K.

10. Amendment. The Board of Directors may amend, modify, or supplement all or any portion of this Policy at any time and from time to time in its discretion.

[TO BE SIGNED BY EACH OF THE COMPANY’S EXECUTIVE OFFICERS]

Clawback Policy Acknowledgment

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, the terms and conditions of Chemung Financial Corporation’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) and that I have been provided a copy of the Policy. In the event of any inconsistency between the Policy and the terms of any employment or similar agreement to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern. If the Committee determines that any amounts granted, awarded, earned, or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

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